FOR IMMEDIATE RELEASE	December 2, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION IN NEW ORLEANS, LOUISIANA MSA

Freehold, New Jersey….December 2, 2015……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 175,315 square foot industrial building located at 450 Northpointe Court, Covington, LA at a purchase price of $18,410,000. The property is net-leased for 10 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 19.2 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to add this brand new Class A built-to-suit FedEx Ground distribution center to our portfolio. This property is located in the New Orleans MSA and is situated off of Interstate 12. The Port of New Orleans is the 5th largest port in the U.S. It is anticipated that the expanded Panama Canal, due for completion in 2016, is going to greatly benefit the Gulf of Mexico ports. Louisiana marks a new territory for Monmouth. Our 14.4 million square foot portfolio is now geographically diversified across twenty-nine states.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety-three properties located in twenty-nine states, containing a total of approximately 14.4 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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